CONTACT:	-OR-	TRBR INVESTOR RELATIONS COUNSEL:
Trailer Bridge, Inc.		The Equity Group Inc.
John D. McCown		www.theequitygroup.com
Chairman & CEO		Adam Prior (212) 836-9606
(800) 554-1589		Devin Sullivan (212) 836-9608
www.trailerbridge.com

FOR IMMEDIATE RELEASE

TRAILER BRIDGE REPORTS THIRD QUARTER RESULTS

Company to Conduct Conference Call Tomorrow at 9:00 AM ET

Jacksonville, FL – November 8, 2006 — Trailer Bridge, Inc. (NASDAQ: TRBR) today reported financial results for the third quarter ended September 30, 2006 (see attached table).

John D. McCown, Chairman and CEO, said, “We expected that our third quarter results would eclipse last year after our dry-docking related disruptions abated and they did. Our 10.3% revenue increase drove a 22.5% net income increase. Our third quarter numbers were robust across all measures. We’re pleased that favorable trends are continuing for us into the fourth quarter.”

Total revenue for the three months ended September 30, 2006 was $28.9 million, an increase of 10.3% compared to the third quarter of 2005. The increase in revenue was driven by an increase in average revenue per southbound container of 5.4%, an increase in southbound container volume of 0.9% and increased fuel surcharges. The Company’s Jacksonville-San Juan deployed vessel capacity utilization during the third quarter was 86.9% to Puerto Rico and 28.9% from Puerto Rico compared to 84.1% and 22.9%, respectively, during the third quarter of 2005.

In a sequential comparison to the second quarter, total revenue in the third quarter increased 15.9% driven by an increase in southbound container volume of 19.0% and an increase in average revenue per southbound container of 1.5%.

After expensing $0.2 million related to dry-docking expense, the Company reported operating income of $4.5 million in the third quarter of 2006, as compared with $4.3 million in the third quarter of 2005.

The Company net income for the third quarter of $1.9 million compared to $1.6 million in the year earlier period. Net income attributable to common shares for the third quarter of 2006 was $.16 versus $.13 for the third quarter of 2005.

Financial Position
At September 30, 2006, the Company had cash balances of $6.7 million, working capital of $7.0 million and a stockholders deficit of $8.0 million. There were no amounts outstanding under a $10 million revolving credit facility.

Trailer Bridge, Inc.	Page 2
November 8, 2006

Conference Call Trailer Bridge will discuss third quarter results in a conference call tomorrow, November 9, 2006, at 9:00 AM (Eastern Time). The dial in number is (888) 737-9834. The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.trailerbridge.com and click on the conference call link, or click http://audioevent.mshow.com/312452. The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Trailer Bridge provides integrated trucking and marine freight service to and from all points in the lower 48 states and Puerto Rico, bringing efficiency, service, security and environmental and safety benefits to domestic cargo in that traffic lane. This total transportation system utilizes its own trucks, drivers, trailers, containers and U.S. flag vessels to link the mainland with Puerto Rico via marine facilities in Jacksonville and San Juan. Additional information on Trailer Bridge is available at the www.trailerbridge.com website.

This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The matters discussed in this press release include statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to the future operating performance of the Company and its asset utilization. Investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. Without limitation, these risks and uncertainties include the risks of economic recessions, severe weather, changes in the price of fuel, changes in demand for transportation services offered by the Company, capacity conditions in the Puerto Rico trade lane and changes in rate levels for transportation services offered by the Company.

(Tables to Follow)
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Trailer Bridge, Inc.	Page 3
November 8, 2006

TRAILER BRIDGE, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
OPERATING REVENUES	28,910,141	26,213,734	79,136,520	77,759,002
OPERATING EXPENSES:
Salaries, wages, and benefits	3,843,281	3,877,486	11,187,803	12,082,373
Rent and purchased transportation	7,079,890	5,458,797	18,733,688	16,048,646
Fuel	3,906,627	3,786,714	10,979,813	9,878,799
Operating and maintenance (excluding depreciation below)	5,713,872	5,692,677	16,536,186	17,172,509
Dry-Docking	188,537	--	12,581,094	257,520
Taxes and licenses	105,654	14,812	312,708	261,262
Insurance and claims	938,508	785,906	2,668,667	2,370,187
Communications and utilities	130,204	113,237	383,598	372,856
Depreciation and amortization	1,319,395	1,119,793	3,959,816	3,186,406
(Gain) Loss on sale of assets	42,505	180,480	88,584	457,543
Other operating expenses	1,136,386	918,461	3,240,330	2,780,674

	24,404,859	21,948,363	80,672,287	64,868,775

OPERATING INCOME (LOSS)	4,505,282	4,265,371	(1,535,767)	12,890,227
NONOPERATING EXPENSE:
Interest expense	(2,635,952)	(2,647,267)	(7,662,469)	(7,870,855)
Interest income	73,385	60,341	329,896	143,844

INCOME (LOSS) BEFORE BENEFIT (PROVISION) FOR
INCOME TAXES	1,942,715	1,678,445	(8,868,340)	5,163,216
BENEFIT FOR INCOME TAXES	(236)	(92,415)	(8,128)	(91,092)

NET INCOME (LOSS) ATTRIBUTABLE TO	$1,942,479	$1,586,030	$(8,876,468)	$5,072,124
COMMON SHARES

PER SHARE AMOUNTS:
NET INCOME (LOSS) PER SHARE BASIC	$0.16	$0.13	$(0.75)	$0.43

NET INCOME (LOSS) PER SHARE DILUTED	$0.16	$0.13	$(0.75)	$0.41

WEIGHTED AVERAGE
SHARES OUTSTANDING BASIC	11,784,197	11,771,156	11,781,362	11,767,043

SHARES OUTSTANDING DILUTED	12,281,922	12,306,321	11,781,362	12,326,128